EXHIBIT 2.6


                               ARTICLES OF MERGER

                               1-800-AUTOTOW, INC.
                               AUTOTOW SUB-2, INC.
                             MCGANN & CHESTER, INC.

         Pursuant to the provisions of Pennsylvania Statute 1926, the undersigned corporations adopt the following articles of merger for the purpose of merging them into one of such corporations:

                                    Article I

         A plan of reorganization providing for the merger of AutoTow Sub-2, Inc., a Pennsylvania corporation and wholly owned subsidiary of 1-800-AutoTow, Inc. - a Delaware Corporation - into McGann & Chester, Inc., a Pennsylvania corporation, is incorporated by reference and attached hereto as Exhibit "A."

                                   Article II

         The name and location of the registered agent of the surviving corporation is as follows: William Chester, Jr., 201 Sawmill Run Boulevard, Pittsburgh, Pennsylvania, 15226. The name and location of the registered agent of AutoTow Sub-Two, Inc. is as follows: c/o R.W. Worthington, M. Burr Keim Company, 2021 Arch Street, Philadelphia, PA 19103.

                                   Article III

         The plan of merger attached hereto became effective as of August 1, 1998.

                                   Article IV

         The plan of merger was adopted by McGann & Chester by way of a unanimously passed shareholder resolution, and was adopted by AutoTow Sub-2, Inc. by way of corporate resolution unanimously passed by the directors of the sole shareholder and parent thereof, 1-800-Autotow, Inc.

Date: September 16, 1998

AutoTow Sub-2, Inc.                                  McGann & Chester, Inc.

/s/ Eugene A. Iarocci                                /s/ Robert McGann
---------------------                                --------------------
Eugene A. Iarocci                                    Robert McGann
President                                            Vice President